Exhibit 5.1

March 12, 2025

Cleco Securitization II LLC
505 Cleco Drive
Office Number 17
Pineville, LA  71360

Cleco Power LLC
2030 Donahue Ferry Road
Pineville, LA  71360-5226

Re:	Cleco Securitization II LLC: Exhibit 5.1 (Legality)

Ladies and Gentlemen:

We have acted as counsel to Cleco Securitization II LLC, a Louisiana limited liability company (the “Issuer”), in connection with the offering and sale by the Issuer of the Energy Transition Bonds, referred to below, and the related transaction described below.  The Issuer and Cleco Power LLC, a Louisiana limited liability company (“Cleco Power”), in its capacity as sponsor for the Issuer, together filed with the Securities and Exchange Commission their Registration Statement on Form SF-1 on December 17, 2024 (Registration Nos. 333-283875 and 333-283875-01), as amended by Amendment No. 1 thereto dated January 27, 2025, including a form of prospectus (collectively, the “Registration Statement”), relating to the proposed issuance of up to $305,000,000.00 in aggregate principal amount of Series 2025-A Senior Secured Energy Transition Bonds (the “Energy Transition Bonds”) of the Issuer.  At your request, this opinion letter is being furnished to you for filing as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K of each date herewith.

DOCUMENTS EXAMINED

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of the following:

(a)          The Articles of Organization of the Issuer, dated November 21, 2024 (the “Articles”), as filed in the office of the Secretary of State of the State of Louisiana on November 26, 2024;

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(b)         The Limited Liability Company Operating Agreement of the Issuer, dated as of November 21, 2024 (the “LLC Agreement”), by Cleco Power, as the sole member (the “Member”) and the Issuer;

(c)          A Certificate of Good Standing for the Issuer, dated March 10, 2025, obtained from the Louisiana Secretary of State;

(d)          The Amended and Restated Management Agreement dated March 12, 2025, by the Issuer’s individual Managers;

(e)          The Unanimous Written Consents of the Managers of the Issuer dated December 12, 2024, March 5, 2025, and March 11, 2025;

(f)          The Indenture and the Series Supplement (as so supplemented, the “Indenture”) each dated as of March 12, 2025, and each between the Issuer and The Bank of New York Mellon Trust Company, National Association, as indenture trustee and securities intermediary, pursuant to which the Energy Transition Bonds are to be issued;

(g)          The Sale Agreement dated as of March 12, 2025, between the Issuer and Cleco Power, as Seller;

(h)          The Servicing Agreement dated as of March 12, 2025, between the Issuer and Cleco Power, as Servicer;

(i)          The Underwriting Agreement dated March 5, 2025, among the Issuer, Cleco Power, and J.P. Morgan Securities LLC and SMBC Nikko Securities America, Inc., each as a Representative;

(j)           The Registration Statement; and

(k)          The Financing Order No. U-37213 approved by the Louisiana Public Service Commission on November 20, 2024, issued on November 27, 2024, pertaining to the Issuer and Cleco Power in Docket No. U-37213 (the “Financing Order”).

Capitalized terms used herein and not otherwise defined are used as defined in the Registration Statement.

For purposes of this opinion, we have not reviewed any document (other than the documents listed in paragraphs (a) through (k) above) that is referred to in or incorporated by reference into any document reviewed by us.

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RELIANCE AND ASSUMPTIONS

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or email, and the authenticity of the originals of such latter documents.

For purposes of this opinion, we have assumed (i) except to the extent provided in paragraph 1 below as to the Issuer, that each of the parties to the documents examined by us has been duly organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its organization or formation, (ii) that there are no proceedings pending or contemplated for the merger, consolidation, conversion, dissolution, liquidation or termination of the Issuer, (iii) except to the extent provided in paragraph 2 below as to the Issuer, that each of the parties to such documents has the requisite power and authority, corporate or other, to enter into and perform its obligations under such documents, and (iv) except to the extent provided in paragraph 3 below as to the Issuer, that each of the parties to such documents has duly authorized, executed and delivered such documents.  We have further assumed that there are no documents or agreements between or among the parties to the documents reviewed by us which alter or are inconsistent with the provisions of such documents and which would have an effect on the opinions expressed in this opinion letter.  We have also assumed that the Indenture will be the valid and legally binding obligation of the Trustee.

For purposes of this opinion, we have further assumed that the LLC Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the admission of members to, and the creation, operation, dissolution and termination of, the Issuer, the LLC Agreement and the Articles are in full force and effect and have not been amended, and no amendment of the LLC Agreement or the Articles is pending or has been proposed.

We have examined and relied upon originals, or copies of originals, certified or otherwise identified to our satisfaction as such records of the Issuer and such agreements, certificates of public officials, certificates of officers, managers or other representatives of the Issuer and other instruments as we deemed advisable, and examined such questions of law and satisfied ourselves to such matters of fact as we deemed relevant or necessary as a basis for this opinion letter.  As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer or others.

OPINIONS

Based upon the foregoing assumptions and subject to the other limitations, assumptions and qualifications set forth below, we are of the opinion that:

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1.           The Issuer has been duly organized and is validly existing in good standing as a limited liability company under the laws of the State of Louisiana.

2.           Under the Louisiana Limited Liability Company Law (La. R.S. 12:1301, et seq.) (the “LLC Law”) and the LLC Agreement, the Issuer has the limited liability company power and authority to execute and deliver the Indenture and to issue the Energy Transition Bonds, and to perform its obligations under the Indenture and the Energy Transition Bonds.

3.           The execution and delivery by the Issuer of the Indenture and the Energy Transition Bonds, and the performance by the Issuer of its obligations thereunder, have been duly authorized by all necessary limited liability company action on the part of the Issuer.

4.          When properly executed, authenticated and issued in accordance with the Indenture and delivered against payment of the full purchase price provided for in the Underwriting Agreement, and upon satisfaction of all other conditions contained in the Indenture and the Underwriting Agreement, the Energy Transition Bonds will constitute legal, valid and binding obligations of the Issuer and the Energy Transition Bonds will be enforceable against the Issuer in accordance with their terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general applicability relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing which among other effects may limit the availability of certain remedies, such as injunctive relief and specific performance.

EXCEPTIONS AND QUALIFICATIONS

This opinion is limited to the laws of the State of Louisiana (excluding the securities and blue sky laws of the State of Louisiana), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws (including federal bankruptcy law) and rules and regulations relating thereto or the laws of any other state or any foreign jurisdiction or any matters of municipal or other local law.  Our opinions are rendered only with respect to Louisiana laws and rules, regulations and orders thereunder that are currently in effect. In rendering the opinions set forth herein, we express no opinion concerning (i) the creation, attachment, perfection or priority of any security interest, lien or other encumbrance, or (ii) the nature or validity of title to any property.

The opinions contained herein are given only as of the date of this opinion letter.  No opinion is expressed herein as to the effect of any future acts of the parties or changes in existing law.  We undertake no responsibility and disclaim any obligation to supplement this opinion or otherwise advise you or any other person of any change after the date hereof in the law (whether constitutional, statutory, regulatory, or judicial) or the facts presently in effect or assumed herein, even though such change may alter the scope or substance of the opinions herein expressed or affect the legal or factual statements or assumptions herein.  We shall have no obligation to revise or reissue this opinion with respect to any transaction which occurs after the date hereof, and we undertake no responsibility or obligation to consider this opinion’s applicability or correctness to any person other than its addressees.  This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinions set forth above.

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We are furnishing this opinion letter to you solely in connection with the issuance of the Energy Transition Bonds described above, and this opinion letter may be relied upon only by you, and is not to be used, relied on, circulated, quoted or otherwise referred to for any other purpose, except that a copy of this letter may be posted by, or at the direction of, the Issuer or an addressee to a password-protected internet website required under Rule 17g-5 promulgated under the Securities Exchange Act of 1934, as amended, and maintained by the Issuer in connection with the ratings on the Bonds by any nationally recognized statistical rating organization (“NRSRO”) solely for the purpose of compliance with such rule or undertakings pursuant thereto made by the Issuer.  Such permission to post a copy of this letter to such website shall not be construed to entitle any person (including, without limitation, any credit rating agency, any governmental or regulatory agency and all purchasers of the Bonds) who is not an addressee hereof to rely on this opinion letter.  Each such NRSRO, by accessing a copy of this opinion letter, will be deemed to have agreed to keep this opinion letter  confidential as contemplated by Rule 17g-5.  However, we hereby consent to the filing of this opinion letter as an exhibit to your Current Report on Form 8-K of even date herewith and to the references to this Firm in the Prospectus dated March 5, 2025, under the section captioned “Legal Matters.”  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the related rules and regulations of the Securities and Exchange Commission thereunder.

Yours very truly,

/s/ Phelps Dunbar, L.L.P